Exhibit 99.1

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER FINANCIAL RESULTS

HILLSBORO, Ore.  -  July 28, 2005  -  Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the second quarter ended June 2005.

Revenue for the second quarter was $52.4 million, an increase of two percent from last quarter’s revenue of $51.3 million and down 14 percent from the $60.9 million reported in the same quarter a year ago.

Quarterly revenue from PLD products was $42.6 million, or 81 percent of total revenue, and grew one percent sequentially.  Quarterly revenue from FPGA products was $9.8 million, or 19 percent of total revenue, and grew six percent sequentially.  Quarterly revenue from New products, now 32 percent of total revenue, grew 17 percent sequentially and 70 percent on a year over year basis.

Other income for the second quarter was $7.4 million and included a $5.8 million gain related to the sale of foundry investments and the repurchase of outstanding zero coupon convertible notes.

Net loss for the second quarter was $8.2 million ($0.07 per share). This loss includes a $4.0 million charge for legal expenses related to the company’s ongoing internal investigation and litigation. This loss also includes a $4.1 million charge for amortization of intangible assets.  Excluding the amortization charges, net loss for the quarter was $4.0 million ($0.04 per share).  These non-cash amortization charges have been highlighted as they are not expected to continue at these levels and are currently expected to be substantially eliminated in 2008. The Company believes exclusion of these charges more closely approximate its cash earnings performance.  A reconciliation of non-GAAP net loss to GAAP net loss accompanies the financial tables in this earnings release.

Business Highlights:

•                  Shipped initial samples of the first three devices (XP3, XP6, XP10) of our second next generation FPGA product, the five device LatticeXP family.  This innovative family, built on an advanced 0.13 micron embedded flash process technology, offers customers compelling advantages in the areas of design security, instant-on logic functionality and field reprogrammability compared to traditional SRAM based volatile FPGAs.

•                  Received the Electron d’Or award for the outstanding ASIC/FPGA product of 2005.  The LatticeXP FPGA family was chosen for this prestigious honor because of the flexibility offered by its embedded flash technology and its low cost and dynamically reconfigurable architecture.

•                  Announced, and delivered first samples, of our MachXOTM family of crossover programmable logic devices.  This new product line is designed to support customer applications that traditionally have been addressed by either high-density CPLDs or low-capacity FPGAs.  Using an innovative architecture based on an advanced 0.13 micron embedded flash technology and the industry-standard 4-input Look-up Table (LUT) building block, the MachXOTM devices offer increased features, lower power consumption and substantial cost saving when compared to existing programmable solutions.

•                  Upgraded our customer design tool to ispLever 5.0. This latest version of software provides access to both the new LatticeECP and LatticeXP families in addition to delivering a significant functional and performance upgrade.

•                  Announced the immediate availability of the LatticeMico8™, an 8-bit “soft” microcontroller intellectual property core for the LatticeECP, LatticeXP and MachXOTM product families.  In order to encourage the broadest possible customer adoption, the LatticeMico8 is being offered under a new open IP core license, the first such license to be offered by any FPGA supplier.

Business Outlook – September 2005 Quarter:

•                  Revenue is expected to grow 0 to 3 percent sequentially;

•                  Gross margin percentage is expected to be approximately flat;

•                  Total quarterly operating expenses are expected to be approximately $36 to $37 million;

•                  Intangible asset amortization is expected to be approximately $4.0 million; and

•                  Other Income is expected to be approximately $1.7 million.

On June 14, 2005, the Company announced that its Audit Committee, in connection with its responsibilities for financial oversight, is conducting an internal examination.  The Audit Committee is examining issues primarily associated with executive compensation and the Company’s internal controls.  Although the Company is not aware of any required adjustments to its current or historical financial results in connection with the Audit Committee examination, until the examination is completed, there can be no certainty as to whether any adjustments will be required.  The Company has furnished information regarding the matters under examination to the Securities and Exchange Commission, which is conducting an ongoing informal inquiry into the Company’s prior restatement of financial results. The matters that the Audit Committee is examining were brought to its attention by the Company’s Special Litigation Committee, which was established for the purpose of conducting a review and investigation of the claims contained in two previously announced shareholder derivative complaints.

On July 29, 2005, Lattice will hold a telephone conference call at 5:30 a.m. (Pacific Time) with financial analysts.  Investors may listen to the conference call live via the web at www.lscc.com.  Replays of the call will also be available at www.lscc.com.  Lattice will host an investor meeting at its Hillsboro, Oregon, headquarters on Tuesday, August 9, 2005, from 5:00 p.m. – 6:30 p.m. This meeting is part of the August 8-11 Oregon Investors Tour. To register for the meeting, please go to the following link: www.aeanet.org/oregontechtour.  On September 15, 2005, Lattice plans to publish a “Business Update Statement” on its website.  The Company’s financial guidance will be limited to the comments on the public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws including statements about future quarterly financial results, revenues, customers, product offerings and the Company’s ability to compete.  Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including the conclusion of the Audit Committee’s ongoing examination, the Special Litigation Committee’s investigation and the Securities and Exchange Commission’s informal inquiry and any resulting actions, overall semiconductor market conditions, market acceptance and demand for the Company’s new products, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.   The Company does not intend to update or revise any forward looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Field Programmable Gate Arrays (FPGA) and Programmable Logic Devices (PLD), including Field Programmable System Chips (FPSC), Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC®) and Programmable Digital Interconnect Devices (ispGDX®).  Lattice also offers industry leading SERDES products.  Lattice is “Bringing the Best Together” with comprehensive solutions for system design, including an unequaled portfolio of non-volatile programmable devices that deliver instant-on operation, security and “single chip solution” space savings.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets.  Company headquarters are located at 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, USA; telephone 503-268-8000, fax 503-268-8037.  For more information about Lattice Semiconductor Corporation, visit http://www.latticesemi.com

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), LatticeECP, LatticeXP, MachXO, ispLever, LatticeMico8 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended			Six months ended
Description	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$52,396	$51,283	$60,939	$103,679	$120,010

Costs and expenses:
Costs of products sold	22,862	22,171	26,232	45,033	50,951
Research and development	24,483	24,557	22,599	49,040	44,858
Selling, general and administrative	16,433	14,333	14,069	30,766	27,156
Amortization of intangible assets (1)(2)	4,113	4,416	17,051	8,529	35,705

Total costs and expenses	67,891	65,477	79,951	133,368	158,670
Loss from operations	(15,495)	(14,194)	(19,012)	(29,689)	(38,660)

Other income, net	7,436	3,409	3,136	10,845	6,243

Loss before provision for
income taxes	(8,059)	(10,785)	(15,876)	(18,844)	(32,417)

Provision for income taxes	100	100	100	200	100

Net loss	$(8,159)	$(10,885)	$(15,976)	$(19,044)	$(32,517)

Basic net loss per share	$(0.07)	$(0.10)	$(0.14)	$(0.17)	$(0.29)
Diluted net loss per share	$(0.07)	$(0.10)	$(0.14)	$(0.17)	$(0.29)

Shares used in per share calculations:
Basic	113,469	113,460	112,812	113,463	112,728
Diluted (3)	113,469	113,460	112,812	113,463	112,728

Notes:

(1) Intangible assets subject to amortization aggregate $33.6 million, net, at June 30, 2005 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2) Includes $0.6 million, $0.6 million and $1.3 million of deferred stock compensation expense for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004, respectively, attributable to Research and Development activities. Includes  $1.2 million and $2.1 million of deferred stock compensation expense for the six-month periods ended June 30, 2005 and June 30, 2004 , respectively, attributable to Research and Development activities.

(3) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our Zero Coupon Convertible Subordinated Notes as they are antidilutive.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

Description	June 30, 2005	December 31, 2004
	(unaudited)

Assets
Current assets:
Cash and marketable securities	$274,405	$296,295
Accounts receivable, net	26,001	19,587
Inventories	34,135	38,634
Other current assets	24,494	46,527
Total current assets	359,035	401,043

Property and equipment, net	45,064	47,586
Foundry investments, advances and other assets	89,480	97,877
Goodwill and other intangible assets, net (1)	257,159	264,400

	$750,738	$810,906

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$42,628	$61,161
Deferred income on sales to distributors	11,637	11,399
Total current liabilities	54,265	72,560

Zero Coupon Convertible Subordinated Notes due in 2010	143,500	169,000
Other long-term liabilities	27,134	26,755
	170,634	195,755

Stockholders’ equity	525,839	542,591

	$750,738	$810,906

Note:

(1) At June 2005, includes approximately $223.6 million in Goodwill and $33.6 million of other intangible assets, net, related to previous acquisitions. The other intangible assets are being amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Appendix 1

Lattice Semiconductor Corporation

Consolidated Operations Information- Non-GAAP Basis (1)

(in thousands, except per share data)

(unaudited)

	Three months ended			Six months ended
Description	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$52,396	$51,283	$60,939	$103,679	$120,010

Costs and expenses:
Costs of products sold	22,862	22,171	26,232	$45,033	50,951
Research and development	24,483	24,557	22,599	$49,040	44,858
Selling, general and administrative	16,433	14,333	14,069	$30,766	27,156

Total costs and expenses	63,778	61,061	62,900	124,839	122,965
Loss from operations	(11,382)	(9,778)	(1,961)	(21,160)	(2,955)

Other income, net	7,436	3,409	3,136	10,845	6,243

(Loss) income before provision for income taxes	(3,946)	(6,369)	1,175	(10,315)	3,288

Provision for income taxes	100	100	100	200	100

Non-GAAP net (loss) income	$(4,046)	$(6,469)	$1,075	$(10,515)	$3,188

Diluted Non-GAAP (loss) income per share (2)	($0.04)	($0.06)	$0.01	($0.09)	$0.03

Shares used in calculations	113,469	113,460	112,812	113,463	112,728

Notes:

(1)  This table presents operating information which is consistent with the information reported by Thompson Financial, Reuters and Zacks for Lattice Semiconductor Corporation.

(2)  For the year 2005 periods presented the computation of diluted Non-GAAP loss excludes the effect of stock options and our Zero Coupon Subordinated Convertible Notes as they are antidilutive. For the year 2004 periods presented the computation of diluted Non-GAAP income includes the effect of stock options but excludes the effect of our Zero Coupon Subordinated Convertible Notes as they are antidilutive.

Appendix 2

Lattice Semiconductor Corporation

Non-GAAP Earnings Reconciliation (1)

(unaudited)

	Three months ended			Six months ended
Description	June 30, 2005	Mar. 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net loss	$(0.07)	$(0.10)	$(0.14)	$(0.17)	$(0.29)

Add:
Amortization of intangible assets	$0.03	$0.04	$0.15	$0.08	$0.32
Non-GAAP (loss) income	$(0.04)	$(0.06)	$0.01	$(0.09)	$0.03

Notes:

(1)  This table reconciles net loss to non-GAAP information, which is presented in Appendix 1, on a per-share basis.

Appendix 3

LATTICE SEMICONDUCTOR CORPORATION

- Supplemental Historic Financial Information -

(Q2 2005)

	Q205	Q105	Q204
Operations Information
Percent of Revenue
Gross Margin	56.4%	56.8%	57.0%
R&D Expense	46.7%	47.9%	37.1%
SG&A Expense	31.4%	27.9%	23.1%
Operating Loss	-29.6%	-27.7%	-31.2%
Operating Loss (Non-GAAP)	-21.7%	-19.1%	-3.2%

Depreciation Expense ($000)	3,412	3,764	4,366
Capital Expenditures ($000)	2,768	1,886	4,774

Balance Sheet Information
Current Ratio	6.6	7.4	9.8
A/R Days Revenue Outstanding	45	44	43
Inventory Months	4.5	4.9	4.6

Revenue% (by Product Family)
FPGA	19%	18%	18%
PLD	81%	82%	82%

Revenue% (by Product Classification*)
New	32%	28%	16%
Mainstream	32%	36%	43%
Mature	36%	36%	41%

Revenue% (by Geography)
Americas	32%	30%	30%
Europe (incl. Africa)	23%	25%	23%
Asia (incl. ROW)	45%	45%	47%

Revenue% (by End Market)
Communications	53%	53%	51%
Computing	16%	19%	17%
Other	31%	28%	32%

Revenue% (by Channel)
Direct	62%	59%	63%
Distribution	38%	41%	37%

* Product Classification:

New:                       LatticeEC/P, LatticeXP, FPSC, XPLD, XPGA, GDX2, ORCA 4, ispMACH 4000/Z, ispPAC-PWR, ispCLK

Mainstream:          ORCA 3, GDX/V, ispMACH L/V, ispLSI 2000V, ispLSI 5000V, ispLSI 8000V, ispMACH 5000V/G, and Other

Mature:                  ORCA 2, all 5-Volt CPLDs, all SPLDs